Exhibit 5.01

February 27, 2015
DexCom, Inc.
6340 Sequence Drive
San Diego, California  92121

Gentlemen/Ladies:
At your request, we have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by DexCom, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) on or about February 27, 2015, in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 2,318,740 additional shares of the Company’s common stock (the “Stock”) reserved for issuance under the Company’s 2005 Equity Incentive Plan, as amended (the “2005 Plan”). The Stock is subject to issuance by the Company upon the exercise of stock options, restricted stock units or purchase rights to be granted under the 2005 Plan. In rendering this opinion, we have examined such matters of fact as we have deemed necessary in order to render the opinion set forth herein, which included examination of the following:

(1)	the Company’s Restated Certificate of Incorporation filed with the Delaware Secretary of State on April 19, 2005, as certified by the Delaware Secretary of State on May 2, 2006 (the “Charter”);

(2)	the Company’s Amended and Restated Bylaws, as certified by the Company’s Secretary on February 27, 2015 (the “Bylaws”);

(3)	the Company’s Form 8-A specifying the terms of the Series A Junior Participating Preferred Stock filed with the Commission on March 25, 2005;

(4)	the Registration Statement, together with the exhibits filed as a part thereof or incorporated therein by reference;

(5)	the prospectus prepared in connection with the Registration Statement (the “Prospectus”);

(6)
the 2005 Plan and forms of stock option agreement, stock option exercise agreement and restricted stock unit award agreement;verification by the Company’s transfer agent as to the number of the Company’s issued and outstanding shares of capital stock as of February 24, 2015 and a list of all outstanding options, warrants and other rights to purchase shares of the Company’s capital stock prepared by the Company and dated February 27, 2015 (the “Stock Records”);

(7)
the following minutes of meetings and actions by written consent of the Company’s Board of Directors (the “Board”) and stockholders (the “Stockholders”) at which, or pursuant to which, the Charter and Bylaws were approved: (i) the minutes of a meeting of the Board held on March 11, 2005, at which resolutions were adopted by the Board adopting and approving the Charter; (ii) the minutes of a meeting of the Board held on February 9, 2005, at which resolutions were adopted by the Board adopting and approving the Bylaws; (iii) the minutes of a meeting of the Board held on March 17, 2011, at which resolutions were adopted by the Board approving an amendment to the Bylaws; (iv) the minutes of a meeting of the Board held on November 21, 2014, at which resolutions were most recently adopted by the Board approving an amendment to the Bylaws; (v) the minutes of a meeting of the Stockholders held on March 21, 2005, at which resolutions were adopted by the Stockholders adopting and approving the Charter; and (vi) the minutes of a meeting of the Stockholders held on March 21, 2005, at which resolutions were adopted by the Stockholders originally adopting and approving the Bylaws;

(8)
the following minutes of meetings and actions by written consent of the Board and Stockholders at which, or pursuant to which, the 2005 Plan was adopted and approved: (i) the minutes of a meeting of the Board held on February 9, 2005, at which resolutions were adopted by the Board originally adopting and approving the 2005 Plan; (ii) the minutes of a meeting of the Board held on March 17, 2011, at which resolutions were most recently adopted by the Board approving an amendment to the 2005 Plan; (iii) the minutes of a meeting of the Stockholders held on March 21, 2005, at which resolutions were adopted by the Stockholders originally adopting and approving the 2005 Plan; and (iv) the minutes of a meeting of the Stockholders held on May 19, 2008, at which resolutions were most recently adopted by the Stockholders approving the amendment of the 2005 Plan;

(9)
a Certificate of Good Standing issued by the Secretary of State of the State of Delaware dated February 27, 2015, stating that the Company is qualified to do business in good standing under the laws of the State of Delaware (the “Certificate of Good Standing”); and

(10)	a Management Certificate addressed to us and dated of even date herewith and executed by the Company containing certain factual representations (the “Management Certificate”).

In our examination of documents for purposes of this opinion, we have assumed, and express no opinion as to, the genuineness of all signatures on original documents, the authenticity and completeness of all documents submitted to us as originals, the conformity to originals and completeness of all documents submitted to us as copies, the legal capacity of all persons or entities executing the same, the lack of any undisclosed termination, modification, waiver or amendment to any document reviewed by us and the due authorization, execution and delivery of all documents where due authorization, execution and delivery are prerequisites to the effectiveness thereof. We have also assumed that the certificates representing the Stock have been, or will be when issued, properly signed by authorized officers of the Company or their agents.
As to matters of fact relevant to this opinion, we have relied solely upon our examination of the documents referred to above and have assumed the current accuracy and completeness of the information obtained from the documents referred to above and the representations and warranties made by the representatives of the Company to us, including but not limited to those set forth in the Management Certificate. We have made no independent investigation or other attempt to verify the accuracy of any of such information or to determine the existence or non-existence of any other factual matters.
We render this opinion only with respect to, and express no opinion herein concerning the application or effect of the laws of any jurisdiction other than (a) the existing laws of the United States of America, (b) the laws of the State of California, and (c) the Delaware General Corporation Law and reported judicial decisions relating thereto.
In accordance with Section 95 of the American Law Institute’s Restatement (Third) of the Law Governing Lawyers (2000), this opinion letter is to be interpreted in accordance with customary practices of lawyers rendering opinions in connection with the filing of a registration statement of the type described herein.
We have assumed that the members of the Board have acted in a manner consistent with their fiduciary duties as required under applicable law in adopting the Rights Agreement filed as Exhibit 4.03 to Amendment No. 4 to the Registration Statement on Form S-1, dated March 24, 2005 (the “Rights Agreement”). Further, the opinion below does not address the determination a court of competent jurisdiction may make regarding whether the Board would be required to redeem or terminate, or take other action with respect to, the rights under the Rights Agreement (the “Rights”) at some future time based on the facts and circumstances existing at that time. It should be understood that our opinion addresses the Rights and the Rights Agreement in their entirety and not any particular provision of the Rights or the Rights Agreement and that it is not settled whether the invalidity of any particular provision of a rights agreement or of rights issued thereunder would result in invalidating in their entirety such rights.

Based upon the foregoing, we are of the following opinion:
(1)    the Company is a corporation validly existing, in good standing, under the laws of the State of Delaware; and
(2)    (a) the Stock that may be issued and sold by the Company upon the exercise of stock options, restricted stock units or purchase rights to be granted under the 2005 Plan, when issued, sold and delivered in accordance with the 2005 Plan and option, restricted stock unit or purchase agreements to be entered into thereunder and in the manner and for the consideration stated in the Registration Statement and the relevant Prospectus will be validly issued, fully paid and nonassessable and (b) the associated Rights have been duly authorized by all necessary corporate action on the part of the Company and, upon issuance, delivery and payment therefor in the manner contemplated by the Rights Agreement, the associated Rights will be validly issued.
* * * * *
We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us, if any, in the Registration Statement, the Prospectuses constituting a part thereof and any amendments thereto. This opinion is intended solely for use in connection with the issuance and sale of the Stock subject to the Registration Statement and is not to be relied upon for any other purpose. This opinion is rendered as of the date first written above and based solely on our understanding of facts in existence as of such date after the aforementioned examination. We assume no obligation to advise you of any fact, circumstance, event or change in the law or the facts that may hereafter be brought to our attention whether or not such occurrence would affect or modify the opinions expressed herein.

Very truly yours,
/s/ Fenwick & West LLP
FENWICK & WEST LLP